Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard Lascar Investor Relations / (713) 529-6600

Pioneer Energy Services
Reports First Quarter 2018 Results
SAN ANTONIO, Texas, May 2, 2018 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2018. First quarter notable items include:

•	Domestic drilling services utilization was 100%, with an average margin per day of $10,436, up 11% from the prior quarter, and up for the fourth consecutive quarter.

•	International drilling services average margin per day was $8,455, up 28% from the prior quarter, with seven of the eight rigs working at quarter end.

•	Production services business revenue increased 20% from the prior quarter and generated a gross margin of 24%.
Consolidated Financial Results
Revenues for the first quarter of 2018 were $144.5 million, up 14% from revenues of $126.3 million in the fourth quarter of 2017 (“the prior quarter”) and up 51% from revenues of $95.8 million in the first quarter of 2017 (“the year-earlier quarter”). The increase from the prior quarter is primarily attributable to increased demand in wireline and well servicing, as well as increased utilization in Colombia where three additional rigs were put to work since the beginning of the prior quarter.
Net loss for the first quarter of 2018 was $11.1 million, or $0.14 per share, compared with net loss of $12.6 million, or $0.16 per share, in the prior quarter and net loss of $25.1 million, or $0.33 per share, in the year-earlier quarter. Adjusted net loss(1) for the first quarter was $6.9 million, and adjusted EPS(2) was a loss of $0.09 per share as compared to adjusted net loss of $11.1 million, or an adjusted EPS loss of $0.14 per share, in the prior quarter.
First quarter adjusted EBITDA(3) was $23.4 million, up from $17.0 million in the prior quarter, primarily driven by increased demand for our wireline services, improved dayrates for our domestic drilling services, and higher utilization in Colombia, and up from $6.0 million in the year-earlier quarter. The increase from the year-earlier quarter was due to higher demand for all of our service offerings as the market steadily improved with increasing commodity prices throughout 2017 and 2018.
Operating Results
Production Services Business
Revenue from our production services business was $90.9 million in the first quarter, up 20% from the prior quarter and up 60% from the year-earlier quarter. Gross margin as a percentage of revenue from our production services business was 24% in the first quarter, up from 22% in the prior quarter and up from 20% in the year-earlier quarter.
The increase in revenues from the prior quarter was driven by increased demand and revenue rates for all businesses, led by wireline which was up 25% sequentially. Well servicing and coiled tubing revenues were up 15% and 7%, respectively. As compared to the year-earlier quarter, demand has improved for all of our production services business segments, resulting in increased revenues of 60%.
The number of wireline jobs completed in the first quarter increased by 9% sequentially and decreased by 1% as compared to the year-earlier quarter, and continue to be weighted to more completion-related jobs. Well servicing average revenue per hour was $518 in the first quarter, flat as compared to the prior quarter and up from $497 in the year-earlier quarter. Well servicing rig utilization was 47% in the first quarter, up from 40% in the prior quarter and 43% in the year-earlier quarter. Coiled tubing revenue days totaled 414 in the first quarter, compared to 423 in the prior quarter and 338 in the year-earlier quarter.
Drilling Services Business
Revenue from our drilling services business was $53.5 million in the first quarter, a 6% increase from the prior quarter and a 37% increase from the year-earlier quarter.

Domestic drilling services rig utilization was 100% for both the first quarter and the prior quarter, and up from 86% in the year-earlier quarter. Domestic drilling average revenues per day were $24,949 in the first quarter, up from $23,993 in the prior quarter and up from $22,951 in the year-earlier quarter. Domestic drilling average margin per day was $10,436 in the first quarter, up from $9,411 in the prior quarter and up from $7,154 in the year-earlier quarter, driven by increasing dayrates and minimal operational downtime.
International rig utilization was 76% for the first quarter, up from 65% in the prior quarter and up from 44% in the year-earlier quarter. International drilling average revenues per day were $32,020, up from $31,188 in the prior quarter and down from $33,347 in the year-earlier quarter. International drilling average margin per day for the first quarter was $8,455, up from $6,582 in the prior quarter and down from $9,603 in the year-earlier quarter. We mobilized a seventh rig in Colombia that began operations in mid-March.
Currently, all 16 of our domestic drilling rigs are earning revenues, 14 of which are under term contracts, and seven of our eight rigs in Colombia are earning revenue, resulting in current utilization of 96%.
Comments from our President and CEO
"We had an exceptionally good start to 2018," said Wm. Stacy Locke, President and Chief Executive Officer. "Revenue in the first quarter was up 14% sequentially and adjusted EBITDA increased by 38%. Domestic drilling, international drilling and wireline services all outperformed our expectations, while well servicing and coiled tubing services experienced solid improvement.
"Our domestic drilling operations achieved an 11% increase in average margins per day by controlling daily costs and improving daily revenues to yield the highest margins in our peer group. Similarly, our international drilling operations recorded a notable improvement in revenue and a 28% increase in average margin per day as a seventh rig was put to work in mid-March. Colombia has become a bright spot for the Company, and now that start up costs and initial mobilizations are behind us, the outlook for our international drilling operations for the remainder of the year is positive with improving profitability.

“In production services, demand for our businesses continued to strengthen in the first quarter. Given the current commodity price levels and indications from clients on anticipated activity levels, we expect to continue to reactivate idled equipment and improve pricing in all three businesses throughout the year.
“While the market continues to improve and present opportunities for targeted organic growth, we will maintain our focus on generating positive cash flow in 2018," Mr. Locke said.
Second Quarter 2018 Guidance
In the second quarter of 2018, revenue from our production services business segments is estimated to be up approximately 7% to 10% as compared to the first quarter of 2018. Margin from our production services business is estimated to be 25% to 27% of revenue. Domestic drilling services rig utilization is estimated to be 100% and generate average margins per day of approximately $10,000 to $10,500. International drilling services rig utilization is estimated to average 83% to 86%, and generate average margins per day of approximately $8,000 to $9,000.
Liquidity
Working capital at March 31, 2018 was $132.2 million, up from $130.6 million at December 31, 2017. Cash and cash equivalents, including restricted cash, were $70.7 million, down from $75.6 million at year-end 2017. In the first quarter of 2018, we used $11.7 million of cash for the purchase of property and equipment, and our cash provided by operations was $5.1 million.
Capital Expenditures
Cash capital expenditures during the first quarter of 2018 were $11.7 million. We estimate total cash capital expenditures for 2018 to be approximately $60 million, which includes approximately $40 million of routine capital expenditures and $20 million for the purchase of two large-diameter coiled tubing units, remaining payments on three wireline units, two of which were delivered in January, and additional drilling and production services equipment. As the year progresses, we will continue to evaluate additional discretionary spending provided that it can be funded by cash from operations or proceeds from sales of non-strategic assets.

Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call until May 9th. To access the replay, dial (201) 612-7415 and enter the pass code 13678495.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' web site at www.pioneeres.com. To listen to the live call, visit our web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard Lascar Investor Relations, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well servicing, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its three production services business segments. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its two drilling services business segments.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements made in good faith that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured term loan, our senior secured revolving asset-based credit facility, and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing units and wireline units within the industry, the continued availability of new components for drilling rigs, well servicing rigs, coiled tubing units and wireline units, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2017, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairments and loss on extinguishment of debt and the related tax benefit, valuation allowance adjustments on deferred tax assets and effect of change in tax rates. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and any loss on extinguishment of debt or impairment. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the tables to this news release.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2018	2017	2017

Revenues	$144,478	$95,757	$126,287

Costs and expenses:
Operating costs	102,766	72,728	92,361
Depreciation and amortization	23,747	24,992	24,422
General and administrative	19,194	17,744	18,339
Bad debt expense (recovery)	(52)	(363)	151
Impairment	—	—	1,107
Gain on dispositions of property and equipment, net	(335)	(471)	(1,357)
Total costs and expenses	145,320	114,630	135,023
Loss from operations	(842)	(18,873)	(8,736)

Other income (expense):
Interest expense, net of interest capitalized	(9,513)	(6,059)	(7,949)
Loss on extinguishment of debt	—	—	(1,476)
Other income (expense), net	504	(144)	200
Total other expense, net	(9,009)	(6,203)	(9,225)

Loss before income taxes	(9,851)	(25,076)	(17,961)
Income tax (expense) benefit	(1,288)	(48)	5,403
Net loss	$(11,139)	$(25,124)	$(12,558)

Loss per common share:
Basic	$(0.14)	$(0.33)	$(0.16)
Diluted	$(0.14)	$(0.33)	$(0.16)

Weighted-average number of shares outstanding:
Basic	77,606	77,072	77,552
Diluted	77,606	77,072	77,552

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$68,726	$73,640
Restricted cash	2,000	2,008
Receivables, net of allowance for doubtful accounts	116,524	113,005
Inventory	16,100	14,057
Assets held for sale	6,139	6,620
Prepaid expenses and other current assets	4,914	6,229
Total current assets	214,403	215,559

Net property and equipment	540,288	549,623
Other noncurrent assets	3,009	1,687
Total assets	$757,700	$766,869

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,788	$29,538
Deferred revenues	1,194	905
Accrued expenses	48,239	54,471
Total current liabilities	82,221	84,914

Long-term debt, less unamortized discount and debt issuance costs	462,339	461,665
Deferred income taxes	4,061	3,151
Other noncurrent liabilities	8,892	7,043
Total liabilities	557,513	556,773
Total shareholders’ equity	200,187	210,096
Total liabilities and shareholders’ equity	$757,700	$766,869

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2018	2017

Cash flows from operating activities:
Net loss	$(11,139)	$(25,124)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,747	24,992
Allowance for doubtful accounts, net of recoveries	(52)	(363)
Gain on dispositions of property and equipment, net	(335)	(471)
Stock-based compensation expense	1,259	1,327
Amortization of debt issuance costs and discount	707	465
Deferred income taxes	911	(169)
Change in other noncurrent assets	(463)	466
Change in other noncurrent liabilities	1,844	868
Changes in current assets and liabilities	(11,422)	(23,811)
Net cash provided by (used in) operating activities	5,057	(21,820)

Cash flows from investing activities:
Purchases of property and equipment	(11,657)	(24,683)
Proceeds from sale of property and equipment	1,283	7,148
Proceeds from insurance recoveries	523	3,119
Net cash used in investing activities	(9,851)	(14,416)

Cash flows from financing activities:
Debt repayments	—	(6,305)
Proceeds from issuance of debt	—	40,000
Debt issuance costs	(33)	—
Purchase of treasury stock	(95)	(363)
Net cash provided by (used in) financing activities	(128)	33,332

Net decrease in cash, cash equivalents and restricted cash	(4,922)	(2,904)
Beginning cash, cash equivalents and restricted cash	75,648	10,194
Ending cash, cash equivalents and restricted cash	$70,726	$7,290

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Results by Segment
(in thousand)
(unaudited)

	Three months ended
	March 31,		December 31,
	2018	2017	2017
Revenues:
Domestic drilling	$35,926	$28,345	$35,317
International drilling	17,611	10,671	14,970
Drilling services	53,537	39,016	50,287
Well servicing	21,114	18,734	18,403
Wireline services	56,601	32,546	45,253
Coiled tubing services	13,226	5,461	12,344
Production services	90,941	56,741	76,000
Consolidated revenues	$144,478	$95,757	$126,287

Operating costs:
Domestic drilling	$20,898	$19,509	$21,464
International drilling	12,961	7,598	11,811
Drilling services	33,859	27,107	33,275
Well servicing	15,570	14,037	13,246
Wireline services	42,486	25,946	36,430
Coiled tubing services	10,851	5,638	9,410
Production services	68,907	45,621	59,086
Consolidated operating costs	$102,766	$72,728	$92,361

Gross margin:
Domestic drilling	$15,028	$8,836	$13,853
International drilling	4,650	3,073	3,159
Drilling services	19,678	11,909	17,012
Well servicing	5,544	4,697	5,157
Wireline services	14,115	6,600	8,823
Coiled tubing services	2,375	(177)	2,934
Production services	22,034	11,120	16,914
Consolidated gross margin	$41,712	$23,029	$33,926

Consolidated:
Net loss	$(11,139)	$(25,124)	$(12,558)
Adjusted EBITDA (1)	$23,409	$5,975	$16,993

(1)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and any loss on extinguishment of debt or impairment. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted EBITDA is included in the table on page 12.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(unaudited)

	Three months ended
	March 31,		December 31,
	2018	2017	2017

Domestic drilling:
Average number of drilling rigs	16	16	16
Utilization rate	100%	86%	100%
Revenue days	1,440	1,235	1,472

Average revenues per day	$24,949	$22,951	$23,993
Average operating costs per day	14,513	15,797	14,582
Average margin per day	$10,436	$7,154	$9,411

International drilling:
Average number of drilling rigs	8	8	8
Utilization rate	76%	44%	65%
Revenue days	550	320	480

Average revenues per day	$32,020	$33,347	$31,188
Average operating costs per day	23,565	23,744	24,606
Average margin per day	$8,455	$9,603	$6,582

Drilling services business:
Average number of drilling rigs	24	24	24
Utilization rate	92%	72%	88%
Revenue days	1,990	1,555	1,952

Average revenues per day	$26,903	$25,091	$25,762
Average operating costs per day	17,015	17,432	17,047
Average margin per day	$9,888	$7,659	$8,715

Well servicing:
Average number of rigs	125	125	125
Utilization rate	47%	43%	40%
Rig hours	40,774	37,709	35,543
Average revenue per hour	$518	$497	$518

Wireline services:
Average number of units	110	114	117
Number of jobs	2,830	2,854	2,599
Average revenue per job	$20,000	$11,404	$17,412

Coiled tubing services:
Average number of units	14	17	14
Revenue days	414	338	423
Average revenue per day	$31,947	$16,157	$29,182

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Gross Margin
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2018	2017	2017

Net loss as reported	$(11,139)	$(25,124)	$(12,558)

Depreciation and amortization	23,747	24,992	24,422
Impairment	—	—	1,107
Interest expense	9,513	6,059	7,949
Loss on extinguishment of debt	—	—	1,476
Income tax expense (benefit)	1,288	48	(5,403)
Adjusted EBITDA(1)	23,409	5,975	16,993

General and administrative	19,194	17,744	18,339
Bad debt expense (recovery)	(52)	(363)	151
Gain on dispositions of property and equipment, net	(335)	(471)	(1,357)
Other expense (income)	(504)	144	(200)
Consolidated gross margin	$41,712	$23,029	$33,926

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2018	2017	2017

Net loss as reported	$(11,139)	$(25,124)	$(12,558)
Impairment	—	—	1,107
Loss on extinguishment of debt	—	—	1,476
Tax benefit related to adjustments	—	—	(942)
Valuation allowance adjustments on deferred tax assets	4,190	9,754	(20,321)
Effect of change in tax rates	—	—	20,147
Adjusted net loss(2)	$(6,949)	$(15,370)	$(11,091)

Basic weighted average number of shares outstanding, as reported	77,606	77,072	77,552
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,606	77,072	77,552

Adjusted (diluted) EPS(3)	$(0.09)	$(0.20)	$(0.14)

Diluted EPS as reported	$(0.14)	$(0.33)	$(0.16)

(2)Adjusted net loss represents net loss as reported adjusted to exclude impairments and loss on extinguishment of debt and the related tax benefit, valuation allowance adjustments on deferred tax assets and effect of change in tax rates. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(3)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Equipment Information
As of May 2, 2018

Drilling Services Business Segments:

Domestic AC Rigs	16
International SCR Rigs	8
Total	24

Production Services Business Segments:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline services units:
Onshore	104
Offshore	4
Total	108

Coiled tubing services units:
Onshore	10
Offshore	4
Total	14